Exhibit 10.3

NOTE CONVERSION AGREEMENT

THIS NOTE CONVERSION AGREEMENT (this “Agreement”) is dated as of August 18, 2023 (the “Effective Date”), by and among The Growth for Good Acquisition Corporation, a Cayman Islands exempted company (the “G4G”), Zero Nox, Inc., a Wyoming corporation (“Zero Nox”), Premier Trailer Manufacturing Inc. (“Premier”) and Central Valley Farms LP (“CVF,” together with Premier, the “Noteholders”).

R E C I T A L S

WHEREAS, G4G, Zero Nox and G4G Merger Sub Inc., a Delaware corporation (“Merger Sub”) and subsidiary of G4G, entered into an Agreement and Plan of Merger, dated as of March 7, 2023 (as may be amended, supplemented or otherwise modified or waived from time to time, the “Transaction Agreement”) to consummate a business combination (the “Business Combination”), pursuant to which, among other things, (i) Merger Sub shall merge with and into Zero Nox (the “Merger”), with Zero Nox surviving the Merger as a wholly owned subsidiary of G4G, (ii) G4G shall domesticate as a Delaware corporation (the “Domestication”), and (iii) as a result of the Merger, G4G will change its name to “Zero Nox Holdings, Inc.” (“New Zero Nox”).

WHEREAS, Zero Nox owes to the Noteholders certain amounts set forth in this Agreement and on Schedule 1 hereto, including accrued interest thereon, as of the date hereof;

WHEREAS, G4G will file, with the Secretary of State of the State of Delaware (i) a Certificate of Incorporation, in substantially the form attached hereto as Exhibit A, to provide for 25,000,000 shares of New Zero Nox’s preferred stock, par value $0.0001 per share, and (ii) a certificate of designation, in substantially the form attached hereto as Exhibit B, to set forth the designations, powers, rights and preferences and qualifications, limitations and restrictions of the Series A Preferred Stock, par value, $0.0001 per share, of New Zero Nox (the “Certificate of Designations” and such stock as designated, the “Preferred Stock”);

WHEREAS, Zero Nox issued to Premier (i) a Convertible Promissory Note in the aggregate original principal amount of $5,000,000 on March 11, 2022 and has since repaid $360,000, leaving the remaining principal amount of $4,640,000 (the “Convertible Note”), and (ii) a Promissory Note in the principal amount of $2,000,000 on July 12, 2023 (the “PT Note”);

WHEREAS, upon the closing of the Business Combination, G4G, Zero Nox and Premier desire to convert (i) the entire $4,640,000 of the principal amount of Convertible Note, and (ii) the entire $2,000,000 of the principal amount of the PT Note, into a total of 664,000 shares of Preferred Stock at a conversion price of $10.00 per share;

WHEREAS, Zero Nox issued to CVF (i) a Promissory Note in the principal amount of $1,537,838.82 on June 1, 2023 (the “CVF June Note”), (ii) a Promissory Note in the principal amount of $500,000 on December 1, 2022 (the “CVF 2022 Note”), and (iii) a Promissory Note in the principal amount of $400,000 on January 16, 2023 (the “CVF January Note”);

WHEREAS, upon the closing of the Business Combination, G4G, ZeroNox and CVF desire to convert (i) the entire $1,537,838.82 of the aggregate principal amount of CVF June Note, (ii) the entire $500,000 of the principal amount of the CVF 2022 Note; and (iii) the entire $400,000 of the principal amount of the CVF January Note into a total of 243,784 shares of Preferred Stock at a conversion price of $10.00 per share;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Conversion of Note and Conversion Shares. Upon the closing of the Business Combination, (i) the entire $6,640,000 aggregate outstanding principal amount of the Convertible Note and PT Note shall convert into 664,000 shares of Preferred Stock of New Zero Nox at a conversion price of $10.00 per share; and (ii) the entire $2,437,838.82 aggregate outstanding principal amount of the CVF June Note, CVF 2022 Note and CVF January Note shall convert into 243,784 shares of Preferred Stock of New Zero Nox at a conversion price of $10.00 per share. The aggregate principal amount of $9,077,838.82 evidenced by the notes referenced in the foregoing (i) and (ii) are referred to herein as the “Notes” and the total 907,784 shares of Preferred Stock to be issued in the foregoing (i) and (ii) are referred to herein as the “Conversion Shares.” The Conversion Shares shall be issued in book-entry form and no certificate shall be issued therefor.

2.            Termination of the Notes. G4G, Zero Nox and the Noteholders acknowledge and agree that except for the payment of the unpaid and accrued interest of the respective debt obligations set forth in Schedule 1 hereto which will become due and payable in cash on the 30th calendar day from the date hereof, (a) all obligations of Zero Nox arising out of or related to the Notes are hereby cancelled, terminated and deemed paid in full (whether or not the Notes are surrendered to Zero Nox or its representatives), subject only to the consummation of the transactions contemplated by the Transaction Agreement (and issuance of the Conversion Shares in accordance with Section 1 above); (b) interests on all Notes cease accruing effective the date hereof; and (c) any and all security interests in, liens upon, rights of set off against and pledges of properties and assets of Zero Nox heretofore granted, pledged, assigned to, or otherwise claimed by the Noteholder pursuant to the Note, whether personal, real or mixed, tangible or intangible, or presently existing or hereafter acquired, shall be terminated and released.

3.            No Lock-up of Conversion Shares. Parties understand and agree that none of the Conversion Shares issued pursuant to this Agreement will be subject to any contractual lock-up provisions.

4.            Representations and Warranties of the Noteholders. Each Noteholder hereby represents and warrants to G4G and Zero Nox as follows:

(a)            The Noteholder has full power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes the Noteholder’s valid and legally binding obligation, enforceable in accordance with its terms.

(b)            Schedule 1 hereto accurately and completely sets forth the principal amount and the accrued interests of the Notes as of the date hereof, and there exists no other indebtedness or amounts owed by Zero Nox to the Noteholder or its affiliates as of immediately prior to the Closing.

(c)            The Noteholder is the sole owner of the Note being delivered to Zero Nox as consideration for the issuance of the Conversion Shares. The Note is being delivered to Zero Nox free and clear of any and all liens, charges, encumbrances, security agreements, pledge agreements, conditional sales agreements or other obligations relating to the sale or transfer thereof.

(d)            The Noteholder is acquiring the Conversion Shares for investment for the Noteholder’s own account and not with a view to, or for resale in connection with, any distribution thereof, and the Noteholder has no present intention of selling or distributing the Conversion Shares. The Noteholder understands that the Conversion Shares to be issued to the Noteholder have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act. The Noteholder is an “accredited investor” as that term is defined under the Securities Act.

5.            Representations and Warranties of G4G and Zero Nox. Each of G4G and Zero Nox hereby represents and warrants to the Noteholder as follows:

(a)            Such party has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes G4G’s valid and legally binding obligation, enforceable in accordance with its terms.

(b)            The issuance of the Conversion Shares has been duly authorized by G4G and the Conversion Shares, when issued upon conversion of the Notes in accordance with the terms hereof, will be validly issued and outstanding, fully paid and nonassessable, and will have the rights, preferences, privileges and restrictions described in the Certificate of Designation.

6.            Waiver of Claims. Other than the Noteholders’ rights to receive (i) their respective Conversion Shares pursuant to this Agreement and (ii) payment of any unpaid accrued interests set forth in Schedule 1 hereto which will become due and payable in cash on the 30th calendar day from the date hereof, each Noteholder hereby waives on its behalf and on behalf of its affiliates any and all demands, claims, suits, actions, causes of action, proceedings, assessments and rights in respect to (a) the principal amounts due on the Notes as of immediately prior to the closing of the transactions contemplated by the Transaction Agreement; (b) accrual of any interests under the Notes after the date hereof; and (c) any rights arising from any past or present default under the Notes. Each Noteholder, its affiliates and assigns, shall be solely responsible for all tax payment obligations incurred by the Noteholder, its affiliates and assigns by reason of payment for or transfer, exchange or delivery of the applicable Note or the issuance of the Conversion Shares pursuant to this Agreement and agree to indemnify and hold harmless G4G and Zero Nox and their respective directors, officers, employees or agents and any person acting on behalf or at the request of G4G and Zero Nox, together with any successors or assigns of the foregoing, from and against any and all such taxes, as well as any penalties and interest arising therefrom.

7.            General.

(a)            The parties agree that if changes to any terms of this Agreement are necessary to comply with applicable federal securities laws or regulations, or requirements of The Nasdaq Stock Market, LLC, or other national securities exchange, or over the counter market on which the Common Stock of the Corporation is listed, quoted and/or traded, the parties hereby agree to negotiate in good faith to amend this Agreement accordingly to be in compliance with such laws and regulations.

(b)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

(c)            The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, transferees, heirs, legatees, executors, administrators and personal representatives of the parties hereto.

(d)            This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof.

(e)            This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which taken together, shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties have executed this Note Conversion Agreement as of the date first written above.

THE GROWTH FOR GOOD ACQUISITION CORPORATION

By:
Name:
Title:

ZERO NOX, INC.

By:
Name:
Title:

NOTEHOLDER:

PREMIER TRAILER MANUFACTURING INC.

By:
Name:
Title:

CENTRAL VALLEY FARM LP

By:
Name:
Title:

Schedule 1

Noteholder	Principal amount to be converted to Preferred Stock	Unpaid and accrued interests (8/18/23)
Premier Manufacturing Inc.	$4,640,000.00	$550,926.03
	$2,000,000.00	$20,325.31
Central Valley Farms LP	$1,537,838.82	$82,098.02
	$500,000.00	$11,534.88
	$400,000.00	$7,566.93
TOTAL	$9,077,838.82	$672,451.17